Exhibit 99.2

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCSG Notice of 2021 Annual Special Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Special Meeting — July 14, 2021 Harold W. Wyatt, III and Andrew Borrmann, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SouthCrest Financial Group, Inc. to be held on July 14, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR items 1 and 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) SouthCrest Financial Group, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. Non-Voting ItemsC + +